Exhibit 23.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Zymeworks Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Zymeworks Inc. of our report dated March 14, 2018, with respect to the consolidated balance sheets of Zymeworks Inc. at December 31, 2017 and December 31, 2016 and the related consolidated statements of loss and comprehensive loss, changes in redeemable convertible preferred shares and shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, incorporated by reference herein and to the reference to our firm under the heading “Interest of Experts” in the prospectus.

Chartered Professional Accountants

December 13, 2018

Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.